FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                              MEDIA CONTACT:
Kelly Beavers, VP of Business Development                   Bill Marino, Managing Partner
Exabyte Corporation                                                      Trippe-Marino, Inc. (PR for Exabyte)
303-417-7225                                                               303-988-5133
kjb@exabyte.com                                                           bmarino@trippemarino.com

EXABYTE REPORTS DECREASED LOSS

FOR 2nd QUARTER

Success of New VXA-2 Automation Product Contributes to Improved Results

BOULDER, COLO. — July 28, 2004 — Exabyte Corporation (OTCBB: EXBT), the leading innovator in tape backup, restore and archival systems, today announced revenue of $26.6 million and a net loss of $456 thousand for the second quarter ended June 30, 2004. Revenue and net loss for the first quarter of 2004 were $26.1 million and $3.3 million, respectively, and revenue and net loss for the second quarter of 2003 totaled $22.7 million and $5.0 million. Revenue from the Company’s new, VXA-2 PacketLoader automation product, which was introduced in February 2004, totaled $4.9 million for the second quarter, and was a key contributor to the Company’s growth in revenue. In addition, sales of VXA and other products to OEM customers continued to increase during the second quarter. These factors offset declining legacy product revenue in the quarter. Revenue from OEMs increased to 22.2% of total revenue for the second quarter, compared to 17.4% in the first quarter of 2004. Overall, revenue from VXA-related products, including drives, automation, and media, represented approximately 59% of total revenue in the second quarter of 2004, compared to 56 % in the first quarter of 2004. The U.S. dollar strengthened in value versus the Japanese yen in the second quarter of 2004, and net loss for the quarter included a non-cash gain of $1.1 million, relating to the re-measurement of liabilities payable in yen, including a note payable to a supplier.

The Company continued to realize improved gross margins, with an increase to 28.0% in the second quarter compared to 23.3% in the first quarter of 2004 and 18.1 % in the fourth quarter of 2003. Lower costs on VXA drive products, increased revenue from higher margin automation products, including the VXA-2 PacketLoader, and increased efficiencies resulting from the manufacturing of certain products in China during 2004, contributed to the overall improvement in gross margin.

Loss from operations for the second quarter of 2004 was $1.1 million, versus a loss of $2.1 million in the first quarter of 2004 and an operating loss of $4.0 million for the fourth quarter of 2003. Operating expenses totaled 32.2% of revenue in the quarter compared to 31.4% in the first quarter of 2004 and 33.5% in the fourth quarter of 2003. Sales and marketing costs increased in the second quarter of 2004, as the Company initiated various marketing programs to increase market awareness of its VXA Packet Technology. Research and development costs were also higher, as new product development activities increased during the second quarter.

As of June 30, 2004, the Company had working capital of $9.4 million, compared to a working capital deficit of $10.2 million at March 31, 2004, and had no borrowings outstanding on its bank line of credit. On May 3, 2004, the Company completed the sale of Series AA preferred stock and common stock purchase warrants for total net proceeds of approximately $23.8 million. The proceeds from this transaction were used to repay the outstanding balance on the Company’s bank line of credit and general working capital purposes. Cash in bank totaled $7.7 million at June 30, 2004, and $413 thousand at March 31, 2004. Accounts receivable decreased to $15.7 million at June 30, 2004 as compared to $18.6 million at March 31, 2004 due to improved collections and lower days sales outstanding.

“For the fourth consecutive quarter, we’ve achieved growth in sales of our VXA-2 product line, particularly to OEM customers,” said Tom Ward, President and CEO of Exabyte. “Continued growth in VXA sales and increased revenue in the OEM channel were both clearly articulated goals over the past year. Our second quarter results demonstrate the continued strong progress we are making toward our objectives. In addition, our VXA-2 PacketLoader, introduced in February, has been a stellar performer, becoming the most successful automation product in the Company’s 19-year history. The PacketLoader is a landmark product, making tape automation affordable for thousands of companies who have growing data storage needs. Its success in the marketplace reflects the fact that the PacketLoader sets new benchmarks for capacity, speed and price for this class of automation along with the high standard of data reliability that customers expect from Exabyte storage products.”

The Company will hold a conference call to discuss the second quarter results on Thursday, July 29 at 9:00 a.m. MDT. Interested parties can join the call by dialing 800-237-9752 in the U.S. or 617-847-8706 internationally and entering the conference call ID: 27028432. The call also will be webcast from the Company web site; for information, visit http://www.exabyte.com/company/investors/media.cfm. In addition, the call will be recorded and available on the Company’s web site after 5:00 p.m. on July 29.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT), now in its 20th year, is a recognized pioneer and leading innovator in tape storage. Its heritage comprises an impressive list of industry “firsts,” including the first manufacturer of tape drives to break the 1, 2, and 5 GB capacity barriers, the first to introduce 8mm tape drives and libraries, the first to offer native Fibre Channel drives and libraries, the first to offer FireWire drives and libraries and the first and only manufacturer to offer VXA Packet Technology, which enables its VXA Packet drives, autoloaders and tapes to read and write data in packets like the Internet, enabling far superior restore integrity, exceptional transfer speeds and scalable tape capacities. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte delivers new VXA™ and LTO™ (Ultrium™) products that consistently raise the bar for industry standards in engineering, quality and data reliability. The company’s product suite is ideally suited for SMB and departmental servers, workstations, LANs, and SANs, providing dramatically higher capacity, speed and reliability at competitive prices. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to innovation and customer service, including IBM, HP, Fujitsu Siemens, Apple, Imation, Bull, Toshiba, Logitec, Kontron, Tech Data, Ingram Micro, CDW and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

_________________

The foregoing contains forward-looking statements related to the company’s products and business prospects. Such statements are subject to one or more risks, including product sales, customer dependence and others. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company’s Form10-K and Forms 10-Q.

Exabyte, VXA and VXA-2 are registered trademarks, and PacketLoader and ExaBotics are trademarks of Exabyte Corp. All other trademarks are the property of their respective owners.

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.

	Three Months Ended					
	June 28, 2003		March 31, 2004		June 30, 2004	
	$	%	$	%	$	%
Net revenue	$ 22,736	*100.0*	$ 26,139	*100.0*	$ 26,620	*100.0*
Cost of goods sold	16,378	*72.0*	20,053	*76.7*	19,173	*72.0*
Gross profit	6,358	*28.0*	6,086	*23.3*	7,447	*28.0*
Operating expenses:						
Selling, general and administrative	5,716	*25.1*	6,069	*23.2*	6,064	*22.8*
Research and development	2,462	*10.8*	2,130	*8.1*	2,513	*9.4*
Total operating expenses	8,178	*36.0*	8,199	*31.4*	8,577	*32.2*
Loss from operations	(1,820)	*(8.0)*	(2,113)	*(8.1)*	(1,130)	*(4.2)*
Other income (expense):						
Interest expense:						
Stock-based	(2,571)	*(11.3)*	(88)	*(0.3)*	-	-
Other	(660)	*(2.9)*	(440)	*(1.7)*	(426)	*(1.6)*
Total interest expense	(3,231)	*(14.2)*	(528)	*(2.0)*	(426)	*(1.6)*
Gain (loss) on foreign currency translation	(157)	*(0.7)*	(603)	*(2.3)*	1,091	*4.1*
Other, net	159	*0.7*	(66)	*(0.3)*	9	-
Total other income (expense)	(3,229)	*(14.2)*	(1,197)	*(4.6)*	674	*2.5*
Net loss	$ (5,049)	*(22.2)*	$ (3,310)	*(12.7)*	$ (456)	*(1.7)*
Deemed dividend related to exchange of preferred stock	-	-	-	-	(4,225)	*(15.9)*
Net loss available to common shareholders	$ (5,049)	*(22.2)*	$ (3,310)	*(12.7)*	$ (4,681)	*(17.6)*
Basic and diluted loss per share	$ (0.09)		$ (0.03)		$ (0.04)	
Weighted average common shares used in the calculation of basic and diluted loss per share	54,495		96,280		105,926	

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.

	Six Months Ended			
	June 28, 2003		June 30, 2004	
	$	%	$	%
Net revenue	$ 45,330	*100.0*	$ 52,759	*100.0*
Cost of goods sold	42,403	*93.5*	39,226	*74.3*
Gross profit	2,927	*6.5*	13,533	*25.7*
Operating expenses:				
Selling, general and administrative	18,124	*40.0*	12,133	*23.0*
Research and development	5,588	*12.3*	4,643	*8.8*
Total operating expenses	23,712	*52.3*	16,776	*31.8*
Loss from operations	(20,785)	*(45.9)*	(3,243)	*(6.1)*
Other income (expense):				
Interest expense:				
Stock-based	(2,571)	*(5.7)*	(88)	*(0.2)*
Other	(1,127)	*(2.5)*	(867)	*(1.6)*
Total interest expense	(3,698)	*(8.2)*	(955)	*(1.8)*
Gain (loss) on foreign currency translation	(212)	*(0.5)*	488	*0.9*
Other, net	63	*0.1*	(56)	*(0.1)*
Total other income (expense)	(3,847)	*(8.5)*	(523)	*(1.0)*
Net loss	$ (24,632)	*(54.3)*	$ (3,766)	*(7.1)*
Deemed dividend related to exchange of preferred stock	-	-	(4,225)	*(8.0)*
Net loss available to common shareholders	$ (24,632)	*(54.3)*	$ (7,991)	*(15.1)*
Basic and diluted loss per share	$ (0.56)		$ (0.08)	
Weighted average common shares used in the calculation of basic and diluted loss per share	43,896		101,103	

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	January 3, 2004	(Unaudited) March 31, 2004	(Unaudited) June 30, 2004
Current assets:			
Cash and cash equivalents	$ 6,979	$ 413	$ 7,659
Accounts receivable, net	14,764	18,585	15,706
Inventory, net	12,085	12,109	11,256
Other	1,777	1,562	1,351
Total current assets	35,605	32,669	35,972
Equipment and leasehold improvements, net	2,781	2,834	3,040
Goodwill	7,428	7,428	7,428
Other non-current assets	315	488	407
	$ 46,129	$ 43,419	$ 46,847

LIABILITIES AND STOCKHOLDERS' DEFICIT

	January 3, 2004	(Unaudited) March 31, 2004	(Unaudited) June 30, 2004
Current liabilities:			
Accounts payable	$ 8,843	$ 9,641	$ 7,011
Accrued liabilities	9,436	7,397	5,265
Current portion of deferred revenue	3,495	3,570	3,552
Line of credit - Bank	6,498	8,522	-
Current portion of notes payable - suppliers	13,384	13,518	10,463
Current portion of other non-current liabilities	510	263	270
Total current liabilities	42,166	42,911	26,561
Notes payable, less current portion:			
Suppliers	11,014	8,913	5,259
Others	2,946	2,952	2,958
	13,960	11,865	8,217
Accrued warranty, less current portion	979	1,147	1,398
Deferred revenue, less current portion	16,980	16,522	15,986
Other liabilities, less current portion	460	388	310
Stockholders' deficit	(28,416)	(29,414)	(5,625)
	$ 46,129	$ 43,419	$ 46,847